                                                                   EXHIBIT 2.5



                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                      EMERGENCY MEDICINE INTERNETWORK, INC.

                                       AND

                               HEALTHSTREAM, INC.


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                               TABLE OF CONTENTS

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ARTICLE   HEADING                                                            PAGE
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
ARTICLE 1......................................................................1
     CERTAIN DEFINITIONS.......................................................1

ARTICLE 2......................................................................3
     PURCHASE AND SALE OF ASSETS...............................................3
          2.1.   Purchase and Sale of Assets...................................3
          2.2.   Assignment of Leases, Contracts and Other Acquired Assets.....5
          2.3.   Excluded Assets...............................................5
          2.4.   No Assumption of Liabilities..................................6
          2.5.   Assignment of Contracts.......................................6

ARTICLE 3......................................................................6
     CONSIDERATION.............................................................6
          3.1.   Purchase Price................................................6
          3.2.   Earn Out Shares...............................................7
          3.3.   Escrow........................................................7
          3.4.   Allocation of Purchase Price..................................8

ARTICLE 4......................................................................8
     CLOSING; OBLIGATIONS OF THE PARTIES.......................................8
          4.1.   Closing Date..................................................8
          4.2.   Obligations of the Parties at the Closing.....................8

ARTICLE 5.....................................................................10
     REPRESENTATIONS AND WARRANTIES BY SELLER.................................10

          5.1.   Authorization................................................10
          5.2.   Organization, Good Standing and Qualification................10
          5.3.   Subsidiaries.................................................10
          5.4.   No Violation.................................................10
          5.5.   Financial Statements.........................................10
          5.6.   Acquired Assets..............................................11
          5.7.   Title to Properties; Encumbrances............................11
          5.8.   Real Property Owned or Leased................................11
          5.9.   Fixed Assets and Other Personal Property Leases..............11
          5.10.  Intellectual Property........................................11
          5.11.  No Undisclosed Liability.....................................12
          5.12.  Absence of Certain Changes...................................12

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ARTICLE   HEADING                                                            PAGE
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
          5.13.  Tax Matters..................................................13
          5.14.  Compliance with Applicable Law...............................14
          5.15.  Litigation...................................................14
          5.16.  Insurance....................................................14
          5.17.  Employee Benefit Plans.......................................14
          5.18.  Contracts and Commitments....................................16
          5.19.  Accounts Receivable..........................................16
          5.20.  Accounts Payable.............................................16
          5.21.  Customers and Suppliers......................................16
          5.22.  Labor Matters................................................16
          5.23.  No Breach....................................................16
          5.24.  Professional Fees............................................17
          5.25.  Consents and Approvals.......................................17
          5.26.  Purchase Entirely for Own Account............................17
          5.27.  Reliance Upon Seller's Representation........................17
          5.28.  Restricted Securities........................................17
          5.29.  Legends......................................................18

ARTICLE 6.....................................................................18
     REPRESENTATIONS AND WARRANTIES BY BUYER..................................18
          6.1.   Organization and Good Standing...............................18
          6.2.   Authorization................................................18
          6.3.   Valid and Binding Agreement..................................19
          6.4.   No Violation.................................................19
          6.5.   Professional Fees............................................19
          6.6.   Consents and Approvals.......................................19

ARTICLE 7.....................................................................19
     COVENANTS AND AGREEMENTS OF THE PARTIES..................................19
          7.1.   Conduct of Business Pending the Closing......................19
          7.2.   Access; Further Assurances...................................20
          7.3.   Disclosure Letter............................................21
          7.4.   Confidentiality..............................................21
          7.5.   Public Statements and Press Releases.........................21
          7.6.   Taxes........................................................21
          7.7.   Consents and Approvals.......................................22
          7.8.   Bulk Sales Compliance........................................22

ARTICLE 8.....................................................................22
     CONDITIONS TO BUYER'S OBLIGATIONS........................................22
          8.1.   Representations and Warranties...............................22

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ARTICLE   HEADING                                                            PAGE
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
          8.2.   Performance by Seller........................................22
          8.3.   Certificates of Seller.......................................22
          8.4.   Opinion of Counsel for Seller................................22
          8.5.   Consents and Approvals.......................................22
          8.6.   Resolutions..................................................22
          8.7.   Litigation...................................................23
          8.8.   No Material Adverse Change; Due Diligence Review.............23
          8.9.   Non-Competition Agreement....................................23
          8.10.  Audit........................................................23
          8.11.  Agreement....................................................23
          8.12.  Payroll Taxes................................................23

ARTICLE 9.....................................................................23
     CONDITIONS TO SELLER'S OBLIGATIONS.......................................23
          9.1.   Representations and Warranties...............................23
          9.2.   Performance..................................................24
          9.3.   Officer's Certificate........................................24
          9.4.   Opinion of Counsel for Buyer.................................24
          9.5.   Resolutions..................................................24

ARTICLE 10....................................................................24
     INDEMNIFICATION..........................................................24
          10.1.  Indemnification by Seller....................................24
          10.2.  Indemnification by Buyer.....................................25
          10.3.  Procedure....................................................25

ARTICLE 11....................................................................26
     SURVIVAL OF REPRESENTATIONS..............................................26
          11.1.  Survival of Representations..................................26
          11.2.  Statements as Representations................................26
          11.3.  Remedies Cumulative..........................................27

ARTICLE 12....................................................................27
     TERMINATION OF AGREEMENT.................................................27

ARTICLE 13....................................................................27
     MISCELLANEOUS............................................................27
          13.1.  Expenses.....................................................27
          13.2.  Assignability; Parties in Interest...........................28
          13.3.  Entire Agreement; Amendments.................................28
          13.4.  Headings.....................................................28

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ARTICLE       HEADING                                                        PAGE
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
              13.5.  Severability.............................................28
              13.6.  Notices..................................................28
              13.7.  Governing Law............................................29
              13.8.  Counterparts.............................................29

Schedule 3.2  Organizations Qualifying for Earn Out...........................31

Exhibit A.....................................................................32
Exhibit B.....................................................................33
Exhibit C.....................................................................34
Exhibit D.....................................................................35
Exhibit E.....................................................................36
Exhibit F.....................................................................37
Exhibit G.....................................................................38

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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement") is made and entered into this 27th day of January, 2000 between Emergency Medicine Internetwork, Inc., a Texas corporation ("Seller") and HealthStream, Inc., a Tennessee corporation ("Buyer").

                                    RECITALS

         WHEREAS, Seller desires to sell to Buyer at the Closing, as hereinafter defined, and Buyer desires to purchase from Seller substantially all of its assets, as more fully described herein, upon and subject to the terms and conditions contained in this Agreement.

         NOW, THEREFORE, IN CONSIDERATION of the premises and of the mutual representations, warranties and covenants which are made and to be performed by the respective parties, it is agreed as follows:

                                   ARTICLE 1.
                               CERTAIN DEFINITIONS

         Unless otherwise defined herein, terms used herein shall have the meanings set forth below:

         "Accounts Payable" means accounts payable, trade accounts payable and other payables of the Business.

         "Acquired Assets" means the assets sold, assigned, transferred and delivered to Buyer hereunder as set forth in Sections 2.1 and 2.2 hereof.

         "Affiliate" of any person shall mean any corporation, proprietorship, partnership or business entity which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such person and directors, officers or any 5% or more owners of such person.

         "Agreement" means this Asset Purchase Agreement (including the exhibits and schedules hereto and the Disclosure Letter).

         "Bulk Sales Laws" shall mean the Uniform Commercial Code Bulk Transfer provisions of any jurisdiction relating to bulk sales which are applicable to the sale of the Acquired Assets by Seller hereunder.

         "Business" means the business and operations conducted by Seller at the date of this Agreement and/or the Closing Date and such business and operations relating to the Acquired Assets.

         "Buyer" as defined in the first paragraph of this Agreement means HealthStream, Inc.

         "Claim" means any claim, lawsuit, demand, suit, inquiry made, hearing, investigation, notice of violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise.

         "Code" means the United States Internal Revenue Code of 1986, as amended.

         "Contract" means any agreement, contract, commitment, or other binding arrangement or understanding, whether written or oral.

         "Disclosure Letter" means the disclosure letter delivered by Seller to Buyer prior to the execution and delivery of this Agreement.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to this Agreement to a particular section or provision of ERISA shall be deemed to refer to the corresponding section or provision of any successor law.

         "GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the accounting principles used in the preparation of the Audited Financial Statements.

         "Governmental Authority" means any local, state, provincial, federal, or international governmental authority or agency which has had or now has jurisdiction over any portion of the subject of this Agreement or the Business.

         "Material" means any Claim, circumstance or state of facts which results in, or would reasonably be expected to result in, Losses or the expenditure or commitment of $25,000 or more, or which results in any material limitation or restriction on the ability of Seller to conduct the Business prior to Closing, or Buyer to conduct the Business after Closing.

         "Material Adverse Effect" means any circumstances, developments, occurrences, states of fact or matters which have, or would reasonably be expected to have, a material adverse effect in respect of the operations, financial condition or results, or prospects in respect of the Business or the Acquired Assets.

         "Order" means any decree, order, injunction, rule, judgment, consent of or by a Governmental Authority.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Permits" means any licenses, permits, variances, interim permits, permit applications, approvals or other authorizations under any Regulation applicable to the Business.



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         "Person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other entity.

         "Plan" means any "employee benefit plan," as defined in Section 3(3) of ERISA, that covers any employee or former employee of Seller.

         "Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator.

         "Regulation" means any law, statute, regulation, ruling, rule, Order or Permit, of, administered or enforced by or on behalf of any Governmental Authority.

         "Seller" as defined in the first paragraph of this Agreement means Emergency Medicine Internetwork, Inc. and each corporation, partnership, joint venture or other business organization in which Seller owns directly, any capital stock or other equity interest, or with respect to which Seller or a subsidiary thereof, alone or in combination with others, is in a control position.

         "Taxes" mean all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, valued added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees' income withholding and social security taxes imposed by the United States or any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country or by any other tax authority, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such Taxes.

         "Tax Return" means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

                                   ARTICLE 2.
                           PURCHASE AND SALE OF ASSETS

         2.1. PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement and except as set forth in Section 2.3 hereof, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer and Buyer shall purchase, acquire and accept from Seller all of the assets owned by Seller (wherever located) related to, or used in conjunction with, the Business and all of Seller's right, title and interest therein and thereto. All of the assets sold, assigned, transferred and delivered to Buyer hereunder are referred to collectively herein as the "Acquired



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Assets." The Acquired Assets include, but not by way of limitation, any and all of Seller's right, title and interest in and to the following assets:

         (a) Fixed Assets. Any and all of the machinery, equipment, installations, furniture, furnishings, office equipment, maintenance equipment and supplies, materials and other items of leasehold improvements or personal property of every kind and description, including those items described in
Section 2.1(a) of the Disclosure Letter (the "Fixed Assets");

         (b) Cash. Any cash or cash equivalents in excess of the $25,000 to be retained by Seller;

         (c) URLs. Any and all of the URLs of Seller, as described in Section 2.1(b) of the Disclosure Letter (the "URLs");

         (d) Inventories. Any and all of the inventories, including all raw materials, work in process, supplies and finished goods inventories, wherever located (the "Inventories");

         (e) Prepaid Assets. All prepaid rent, prepaid property taxes, prepaid supplies, advances and other prepaid expenses and all deposits and deferred charges attributable to any contracts, commitments, understandings, leases or agreements of the Business (the "Prepaid Assets");

         (f) Information and Records. Any and all computer software, production records, product files, technical information, confidential information, price lists, marketing plans and strategies, sales records, advertising materials, product development techniques or plans, supplier lists, customer lists and files (including customer credit and collection information), details of client or consultant contracts, and other proprietary information, together with the following papers and records in Seller's care, custody or control or otherwise available to it: all personnel and labor relations records and all worker's compensation loss records and insurance claims (the "Information and Records");

         (g) Intellectual Property. Any and all United States and foreign patents, patent applications, patent licenses, service names, service marks, trade names, trademarks, trade name and trademark registrations (and applications therefor), copyrights and copyright registrations (and applications therefor), drawings, trade secrets, inventions, processes, engineering and production designs, formulae, technology, source code, developmental products, processes and applications, and all derivatives thereof, including but not limited to all rights in respect of the names "EMINet" and "Emergency Medicine Internetwork," and all predecessor names, including those items described in Sections 2.1(f) of the Disclosure Letter (the "Intellectual Property");

         (h) Accounts Receivable. Any and all accounts receivable, trade receivables and other receivables (the "Receivables");



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         (i) Other Rights. Any and all claims, deposits to third parties, prepayments, refunds, causes of action, causes in action, rights of recovery, rights of set-off, and rights of recoupment (including any such item relating to the payment of taxes in connection with the Business) and permits and licenses used in the operation of the Business; and

         (j) Other Assets. Any and all other tangible or intangible property, including goodwill, located at or used in connection with the Business (the "Other Assets").

         2.2. ASSIGNMENT OF LEASES, CONTRACTS AND OTHER ACQUIRED ASSETS. Subject to the terms and conditions set forth in this Agreement, Seller will assign and transfer to Buyer, effective as of the Closing, all of Seller's right, title and interest in and to, and Buyer will take assignment of and assume, the following rights, interests and obligations that are used or arise in connection with or relate to the operation of the Business (and all of the following shall be deemed included in the term "Acquired Assets" as used herein):

         (a) Real Property Leases. Leases of real property listed in Section 2.2(a) of the Disclosure Letter (the "Real Property Leases");

         (b) Fixed Assets and Other Personal Property Leases. Leases of equipment, machinery, installations and other personal property listed in
Section 2.2(b) of the Disclosure Letter (the "Fixed Assets and Other Personal Property Leases");

         (c) Other Contracts. (i) All other contracts listed in Sections 2.2(c) of the Disclosure Letter and (ii) such other contracts or agreements as shall be
(A) entered into between the date hereof and the Closing in the ordinary course of business and in accordance with the provisions of this Agreement, (B) expressly accepted and approved in writing by Buyer prior to the Closing and (C) listed in Section 2.2(c) of the Disclosure Letter as of the Closing (collectively, the "Other Contracts"); and

         (d) Permits and Licenses. Permits and licenses used in the operation of the Business listed in Section 2.2(d) of the Disclosure Letter.

         2.3. EXCLUDED ASSETS. The following assets of Seller shall be retained by Seller and are not being sold or assigned to Buyer hereunder (all of the following are referred to collectively as the "Excluded Assets"):

         (a) $25,000 worth of cash, bank balances, monies in possession of any banks and similar cash equivalents;

         (b) any asset or property associated with an pension plan of Seller;

         (c) all minute books and corporate records, tax returns and litigation files of Seller; and



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         (d) any of the rights of Seller under this Agreement.

         2.4. NO ASSUMPTION OF LIABILITIES. Buyer shall not assume, and shall not be deemed to have assumed, any debt, claim, obligation, liability, expenses or Taxes of Seller of any kind, character or description, whether accrued, absolute, contingent or otherwise, no matter whether arising before or after the Closing, and whether or not reflected or reserved against in Seller's financial statements, books of accounts or records, including but not by way of limitation the following (collectively, the "Excluded Liabilities"):

         (a) any debt, claim, obligation or liability relating to employees or former employees of Seller (or its predecessors) relating to incidents or causes of action that accrue prior to Closing;

         (b) any debt, claim, obligation or liability relating to any Plan;

         (c) any debt, claim, obligation or liability relating to any Taxes of Seller;

         (d) any debt, claim, obligation or liability relating to any lawsuits or insurance claims of Seller in respect of the Business which arise out of or are based on facts in existence prior to the Closing.

         2.5. ASSIGNMENT OF CONTRACTS. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign, and the Acquired Assets shall not include, any claim, contract, instrument, agreement, license, lease, commitment, sales order, purchase order or any claim or right, or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Buyer or Seller thereunder. Seller shall be responsible for the payment of any transfer or assignment fees required by any third party to effect the assignment of any such contracts or agreements. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect such rights, Seller will cooperate with Buyer, at no cost to Buyer, in any arrangement designed to provide for Buyer the benefits under any such claims, contracts, instruments, agreements, licenses, leases, commitments, sales orders or purchase orders, including, without limitation, enforcement for the benefit of Buyer of any and all rights of Buyer or Seller against a third party thereto arising out of a breach or cancellation by such third party or otherwise; and any transfer or assignment to Buyer of any property or property rights or any contract or agreement which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained.

                                   ARTICLE 3.
                                 CONSIDERATION

         3.1. PURCHASE PRICE. The purchase price ("Purchase Price") for the Acquired Assets shall be:



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         (a) $640,000 in cash paid Seller at Closing by certified or cashier's check or wire transfer of Federal or other immediately available funds as follows:

               (i) $125,000 of this shall be held by Buyer until the exact amount owed to the Internal Revenue Service for past due payroll taxes and interest and penalties thereon is known and then shall be paid directly to the Internal Revenue Service, with any remainder paid to Seller;

               (ii) $124,000 shall be paid directly to Polaris Group; and

               (iii) $391,000 of this shall be paid directly to Seller.

         (b) 145,893 shares of Buyer's common stock (the "Consideration Shares") (83,393 of which will be delivered to Seller at Closing, and 62,500 of which will be paid to the Escrow Fund described in Section 3.3 herein at Closing).

         3.2. EARN OUT SHARES. Seller shall also be eligible to receive (up to an aggregate of 14,107 shares of Buyer's common stock) as additional consideration, one (1) share of Buyer's common stock for each sixteen dollars ($16) of contract value from contracts signed by Seller between January 1, 2000 and March 31, 2000 with the organizations listed on Schedule 3.2 attached hereto (the "Earn Out Shares"). Any Earn Out shares earned pursuant to this Section 3.2 hereof shall be distributed to Seller no later than June 30, 2000.

         3.3. ESCROW. (a) At the Closing, pursuant to an Escrow Agreement, substantially in the form attached hereto as Exhibit A (the "Escrow Agreement"), the parties shall establish an escrow (the "Escrow Fund") comprised of 62,500 of the Consideration Shares (the "Escrow Shares"). The Escrow Shares shall be maintained in escrow for the purposes of satisfying any claims by Buyer for indemnification under Article 10 and the Escrow Agreement until the expiration of one year from the Closing Date (the "Escrow Period").

         (b) Upon expiration of the Escrow Period, and subject to the terms of
Section 3.3(c) herein, Article 10 herein and the Escrow Agreement, the escrow agent under the Escrow Agreement (the "Escrow Agent") shall deliver or cause to be delivered to Seller a certificate representing the number of shares of Buyer's Common Stock comprising the Escrow Shares.

         (c) If upon expiration of the Escrow Period, Buyer shall have asserted a claim for indemnity in accordance with the Escrow Agreement and such claim is pending or unresolved at the time of such expiration, the Escrow Agent shall retain in escrow, and withhold from delivery to Seller the value of the asserted amount of the claim until such matter is finally resolved. If it is finally determined that Buyer is entitled to recover on account of such claim, the Escrow Agent shall deliver or cause to be delivered to Buyer Escrow Shares in the amount due and payable with respect to such claim. The remainder of the Escrow Shares, if any, following such delivery to Buyer in accordance with this
Section 3.3(c) and the Escrow Agreement, shall be delivered to Seller pursuant




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



to this Agreement. For purposes of this Section 3.3(c), a claim will be deemed to have been finally resolved only as provided in the Escrow Agreement.

         (d) The right to receive the Escrow Shares upon expiration of the Escrow Period is an integral part of the Purchase Price, and shall not be transferable or assignable by, but shall inure to the benefit of the successors, representatives, or estate of, Seller.

         3.4. ALLOCATION OF PURCHASE PRICE. The parties hereto will agree to an allocation of the Purchase Price among the Acquired Assets for Federal and State income tax purposes.

                                   ARTICLE 4.
                       CLOSING; OBLIGATIONS OF THE PARTIES

         4.1. CLOSING DATE. The closing (the "Closing") shall take place and be effective for all purposes immediately after all of the conditions to Closing in Articles 8 and 9 hereof have been met at the offices of Bass, Berry & Sims PLC, 2700 First American Center, Nashville, Tennessee 37238, or at such other time and place as the parties hereto mutually agree (the "Closing Date").

         4.2. OBLIGATIONS OF THE PARTIES AT THE CLOSING.

         (a)  At the Closing, Buyer shall deliver to Seller (or Seller's agent):

                    (i) the consideration as specified in Section 3.1;

                    (ii) copy of resolutions of the Board of Directors of Buyer, certified by Buyer's Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Buyer, and the consummation of the transactions contemplated hereby;

                    (iii) a certificate of Buyer certifying as to the accuracy of Buyer's representations and warranties at and as of the Closing and that Buyer has performed or complied with all of the covenants, agreements, terms, provisions and conditions to be performed or complied with by Buyer at or before the Closing;

                    (iv) the opinion of Bass, Berry & Sims PLC, legal counsel
              for Buyer, the terms of which are substantially as set forth in Exhibit D;

                    (v) an executed copy of the Escrow Agreement, in the form
              attached as Exhibit A; and



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



                    (vi) such other certificates and documents as Seller or its counsel may reasonably request.

         (b) At the Closing, Seller will deliver to Buyer:

                    (i) such bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer, as shall be effective to vest in Buyer all of Seller's title to and interest in the Acquired Assets, all of Seller's contracts and commitments, books, records and other data relating to the Acquired Assets and the Business (except minute and stock books and similar corporate records and any other documents and records which Seller is required by law to retain in its possession), and, simultaneously with such delivery, will take such steps as may be necessary to put Buyer in actual possession and operating control of the Acquired Assets and the Business;

                    (ii) copy of resolutions of the Board of Directors and
             Shareholders of Seller, certified by Seller's Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Seller, and the consummation of the transactions contemplated hereby;

                    (iii) a certificate of Seller certifying as to the accuracy of its representations and warranties at and as of the Closing and that Seller has performed or complied with all of the covenants, agreements, terms, provisions and conditions to be performed or complied with by it at or before the Closing;

                    (iv) the opinion of Bill Zweifel, legal counsel for Seller, the terms of which are substantially as set forth in Exhibit C;

                    (v) executed copies of the Non-Competition Agreement by the employees of Seller, in substantially the form of Exhibit B hereto;

                    (vi) an executed copy of the Shareholders' Agreement in the form of Exhibit E hereto;

                    (vii) an executed copy of the Voting Agreement in form of
             Exhibit F hereto;

                    (viii) an executed copy of the Co-Sale Agreement in the form of Exhibit G hereto;


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



                    (ix) certificates evidencing the transfers of the URLs
              listed in Section 2.1(b) of the Disclosure Letter; and

                    (x) such other certificates and documents as Buyer or its
              counsel may reasonably request.

                                   ARTICLE 5.
                    REPRESENTATIONS AND WARRANTIES BY SELLER

         Seller hereby represents and warrants as follows:

         5.1. AUTHORIZATION. Seller has full corporate power and authority to enter into this Agreement and perform its obligations hereunder and carry out the transactions contemplated hereby. The Board of Directors and Shareholders of Seller have taken all action required by law, its Articles of Incorporation and Bylaws and otherwise to authorize the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby. This Agreement constitutes the valid and binding agreement of Seller, enforceable against it in accordance with its terms.

         5.2. ORGANIZATION, GOOD STANDING AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Seller has full corporate power and authority to carry on its business as now conducted and possesses all governmental and other permits, licenses and other authorizations to own, lease or operate its assets and properties as now owned, leased and operated and to carry on its business as presently conducted. Seller is not licensed or qualified to do business as a foreign corporation in any jurisdiction and neither the properties owned or leased nor the business transacted by it makes such licensing or qualification to do business as a foreign corporation necessary, and no other jurisdiction has demanded, requested or otherwise indicated that (or inquired whether) Seller is required so to qualify.

         5.3. SUBSIDIARIES. Seller neither owns nor has an interest in, directly or indirectly, any other corporation, partnership, joint venture or other business organization.

         5.4. NO VIOLATION. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision of, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which it is a party or by which its assets or properties bound; (b) violate any provision of its Articles of Incorporation or Bylaws; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to it; or (d) violate any other contractual or legal obligation or restriction to which it is subject.

         5.5. FINANCIAL STATEMENTS. Seller has delivered to Buyer: (a) balance sheets of Seller as at December 31 in each of the years 1997, 1998 and 1999 (the "Balance Sheet"), and the related statements of income and cash flows for the fiscal year ended December 31, 1999, including the notes thereto (the "Financial Statements"). The Financial Statements fairly present the assets, liabilities, financial condition and results of operations of Seller as at the respective dates thereof and for the periods therein referred to, all in accordance with GAAP ; the Financial Statements reflect the consistent application of such accounting principles throughout the periods involved.

         5.6. ACQUIRED ASSETS. The Acquired Assets comprise all the properties and assets employed by Seller in connection with the Business and which are necessary for the conduct of such Business, as currently conducted.

         5.7. TITLE TO PROPERTIES; ENCUMBRANCES. Seller has good, valid and marketable title to, or valid leasehold interests in, all of the Acquired Assets constituting real property or tangible or intangible personal property and Seller has full right to sell, convey, transfer, assign and deliver any and all of its right, title and interest in and to such Acquired Assets, free and clear of any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge of any kind.

         5.8. REAL PROPERTY OWNED OR LEASED. Section 5.8 of the Disclosure Letter sets forth a complete and accurate list and legal description of all real property included in the Acquired Assets (including a specific identification of any such fixtures not owned by Seller) which Seller owns or leases, to the extent related to the Business. True copies of all such leases for real property have been delivered to Buyer prior to the date hereof. Except as set forth in
Section 5.8 of the Disclosure Letter, no consent to the consummation of the transactions contemplated by this Agreement is required from the lessor of any such real property. Seller holds valid leasehold interests in and to the leases listed in Section 5.8 of the Disclosure Letter, free and clear of any mortgage, pledge, lien, security interest, lease, encumbrances or charge of any kind, other than mortgages, pledges, liens, security interests, leases, encumbrances and charges granted by or in respect of the interests of lessors or other third parties, which do not Materially impact the rights of Seller.

         5.9. FIXED ASSETS AND OTHER PERSONAL PROPERTY LEASES. Section 5.9 of the Disclosure Letter sets forth a correct and complete list of all of the Fixed Assets other than items acquired by Seller in the ordinary course of business from the date hereof through the Closing Date (which Seller will identify in writing to Buyer, prior to the Closing, in the Disclosure Letter). The Fixed Assets and Other Personal Property Leases listed in Section 2.2(b) of the Disclosure Letter hereto include all leases by Seller of any item of personal property used by Seller in connection with the operation of the Business. Except as disclosed in Section 5.9 of the Disclosure Letter, all of the equipment and personal property leased by Seller under the Fixed Assets and Other Personal Property Leases is currently used by Seller in the ordinary course of the Business. Seller has delivered to Buyer correct and complete copies of all Fixed Assets and Other Personal Property Leases.

         5.10. INTELLECTUAL PROPERTY. Section 5.10 of the Disclosure Letter is an accurate and complete list of all patents, patent licenses, trademarks, trade names, trademark registrations, service names, service marks, copyrights, website domain names, formulas and applications therefor owned by Seller or used or required by Seller in the operation of the Business, title to all of which is held by Seller free and clear of all adverse claims, liens, security agreements, restrictions or other encumbrances. There is no infringement action, lawsuit, claim or complaint which asserts that Seller's operations violate or infringe the patent rights or the trademarks, trade names, trademark registration, service names, service marks or copyrights of others with respect to any apparatus or method of Seller used in the operation of the Business or any adversely held patent, trademark, trade name, trademark registration, service names, service marks or copyrights, and, Seller is not in any way making use of any confidential information or trade secrets of any person except with the consent of such person.

         5.11. NO UNDISCLOSED LIABILITY. Seller does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due (including, without limitation, liabilities for Taxes and interest, penalties and other charges payable with respect thereto) which alone or in the aggregate may affect Seller's ability to transfer the Acquired Assets hereby or, from and after Closing, Buyer's right, title and interest in and to the Acquired Assets and Buyer's use and enjoyment thereof. The reserves reflected in the Financial Statements are adequate, appropriate and reasonable in accordance with GAAP. Furthermore, Seller does not know or have reason to know of any basis for the assertion against Seller of any such liability or obligation of any nature not fully reflected or reserved against in the Financial Statements.

         5.12. ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth in Section 5.12 of the Disclosure Letter, since December 31, 1999, Seller has not:

         (a) suffered any Material change in its working capital, financial condition, assets, liabilities, business or prospects, experienced any labor difficulty, or suffered any Material casualty loss (whether or not insured);

         (b) made any change in the Business or operations or in the manner of conducting the Business other than changes in the ordinary course of business;

         (c) incurred any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business and consistent with past practice, or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

         (d) paid, discharged or satisfied any claim, lien, encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than claims, encumbrances or liabilities (i) which are reflected or reserved against in the Financial Statements and which were paid, discharged or satisfied since the date thereof in the ordinary course of business and consistent with past practice, or (ii) which were incurred and paid, discharged or satisfied since December 31, 1999 in the ordinary course of business and consistent with past practice;

         (e) written off as uncollectible any Receivables or any portion thereof, except for immaterial write-offs made in the ordinary course of business, consistent with past practice and at a rate no greater than during the twelve (12) months ended December 31, 1999;

         (f) canceled any other debts or claims, or waived any rights, of substantial value;

         (g) sold, transferred or conveyed any of its properties or assets (whether real, personal or moved, tangible or intangible), except in the ordinary course of business and consistent with past practice;

         (h) disposed of or permitted to lapse, or otherwise failed to preserve the exclusive rights of the Business to use any patent, trademark, trade name, logo or copyright or any such application, or disposed of or permitted to lapse any license, permit or other form of authorization, or disposed of or disclosed to any person any trade secret, formula, process or know-how;

         (i) granted any increase in the compensation of any officer, director, employee or agent (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment), or adopted any such plan or other arrangements; and no such increase, or the adoption of any such plan or arrangement, is planned or required;

         (j) made any change in any method of accounting or accounting practice;

         (k) made any capital expenditures or commitments in excess of $10,000 in the aggregate for replacements or additions to property, plant, equipment or intangible capital assets;

         (l) paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with, any of the officers or directors of Seller, any affiliates or associates of Seller or any of their respective officers or directors, or any business or entity in which any of such persons has any direct or Material indirect interest, except for compensation to the officers and employees of Seller at rates not exceeding the rates of compensation in effect at December 31, 1999 and advances to employees in the ordinary course of business for travel and expense disbursements in accordance with past practice, but not in excess of $1,000 at any one time outstanding; or

         (m) agreed, whether in writing or otherwise, to take any action described in this Section 5.12.

         5.13. TAX MATTERS. Seller has duly filed all Tax Returns required to be filed by it and has duly paid all Taxes and other charges due or claimed to be due by Governmental Authorities. The reserves for Taxes contained in the Financial Statements and carried on the books of Seller are adequate to cover all tax liabilities as of the date of this Agreement. Seller has not incurred any Taxes other than in the ordinary course of business; there are no tax liens (other than liens for current

Taxes not yet due) upon any properties or assets of Seller (whether real, personal or mixed, tangible or intangible), and, except as reflected in the Financial Statements, there are no pending or threatened questions or examinations relating to, or claims asserted for, Taxes or assessments against Seller, and there is no basis for any such question or claim. Seller has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments of the Business with respect to Taxes.

         5.14. COMPLIANCE WITH APPLICABLE LAW. Seller has in the past duly complied and is presently duly complying, in the conduct of its business and the ownership of the Acquired Assets with all applicable laws, whether statutory or otherwise, rules, regulations, orders, ordinances, judgments and decrees of all Governmental Authorities (collectively, "Laws"). Seller has not received any notice of, or notice of any investigation of, a possible violation of any applicable Laws, or any other Law or requirement relating to or affecting the operations or properties of Seller.

         5.15. LITIGATION. Except as set forth in Section 5.15 of the Disclosure Letter, there are no Claims pending or threatened by or against, or otherwise affecting the Business at law or in equity or before or by any Governmental Authority. Seller does not know or have any reason to know of any basis for any such Claim. No Claim set forth in Section 5.14 of the Disclosure Letter, could, if adversely decided, have a Material Adverse Effect on the condition (financial or otherwise), liabilities, earnings or prospects of Seller.

         5.16. INSURANCE. Section 5.16 of the Disclosure Letter hereto sets forth a complete and accurate list and brief description (including policy numbers, deductibles, carriers and effective and termination dates) of all policies of fire, liability, workmen's compensation, health, title and other forms of insurance presently in effect with respect to Seller. All such policies are valid, outstanding and enforceable policies; and will remain in full force and effect at least through the respective dates set forth in Section 5.16 of the Disclosure Letter without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Seller has not been refused any insurance nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years.

         5.17. EMPLOYEE BENEFIT PLANS.

         (a) Except as disclosed in Section 5.17 of the Disclosure Letter hereto and made a part hereof, Seller does not maintain any retirement or deferred compensation plan, savings, incentive, stock option or stock purchase plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, group medical plan, insurance or hospitalization program or any other fringe benefit arrangements, including all Plans for any employee, consultant or agent of Seller, whether pursuant to contract, arrangement, custom or informal understanding in the operation of the Business.

         (b) Except as disclosed in Section 5.17 of the Disclosure Letter, Seller does not have any commitment, whether formal or informal and whether legally binding or not, (i) to create any additional such Plan; (ii) to modify or change any such Plan; or (iii) to maintain for any period of time any such Plan. Section 5.17 of the Disclosure Letter contains an accurate and complete description of the funding policies (and commitments, if any) of Seller with respect to each such existing Plan.

         (c) None of the Plans listed in Section 5.17 of the Disclosure Letter provide for continuing benefits or coverage after termination or retirement from employment, except with respect to any "group health plan" as defined in Code
Section 4980B(g) and ERISA Section 607. With respect to any Plan which is a "group health plan," as so defined, Seller warrants that in all "qualified events" (including those resulting from the transaction contemplated by this Agreement) occurring prior to or on the Closing Date, Seller has or will cause to be offered to Seller's eligible employees and their "qualified beneficiaries" the opportunity to elect continuation coverage under ERISA Section 602 to the extent required by ERISA Sections 601-607 and will provide that coverage, if elected, at no expense to Buyer or Seller.

         (d) Neither Seller nor any "affiliate" of Seller (as defined in ERISA) has ever participated in or withdrawn from a multi-employer plan as defined in
Section 4001(a)(3) of Title IV of ERISA, and Seller has not incurred and does not owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.

         (e) Except as disclosed in Section 5.17 of the Disclosure Letter, (i) Seller has no unfunded past service liability in respect of any of its Plans;
(ii) the actuarially computed value of vested benefits under any such Plan does not exceed the fair market value of the fund assets relating to such Plan; (iii) neither Seller nor any Plan nor any trustee, administrator, fiduciary or sponsor of any Plan has engaged in any prohibited transactions as defined in ERISA, or the Code; (iv) all filings and reports as to such Plans required to have been made on or prior to the Closing Date to the Internal Revenue Service, the United States Department of Labor or other governmental agencies have been or will be made on or prior to the Closing Date; (v) there is no Material litigation, disputed Claim or Proceeding pending or threatened with respect to any of such Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such Plans; (vi) such Plans have been established, maintained and administered in all Material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; and (vii) there has been no "Reportable Event" as defined in Section 4043 of ERISA with respect to any Employee Benefit Plan subject to Subtitle B of Title IV of ERISA that has not been waived by the PBGC.

         (f) Seller has complied in all Material respects with all applicable federal, state and local laws, rules and regulations relating to employees' employment and/or employment relationships, including, without limitation, wage related laws, anti-discrimination laws and employee safety laws in the operation of the Business.

         (g) Except as disclosed in Section 5.17 of the Disclosure Letter or otherwise set forth in the Agreement, Seller is not a party to any contract or agreement or requirement of law which would require Buyer to hire, or subject Buyer to liability if it did not hire, any employee of the Business or which would require Buyer to pay or provide, or subject Buyer to liability if it did not pay or provide, any employee benefits to any employee of the Business for periods prior to or after the Closing Date (including any and all employee benefits and any compensatory, over-time, vacation, sick or holiday pay).

         5.18. CONTRACTS AND COMMITMENTS. Section 5.18 of the Disclosure Letter is a list of contracts relating to the Business and the Acquired Assets. Seller has delivered to Buyer correct and complete copies of each listed document.
Section 5.18 and Sections 2.2(a)-(d) of the Disclosure Letter together include all the contracts to which Seller is a party or by which it is bound and which relate to the Business or the operation thereof and the Acquired Assets.

         5.19. ACCOUNTS RECEIVABLE. All Receivables, whether reflected in the Financial Statements or otherwise, represent sales actually made in the ordinary course of business; none of such Receivables is subject to any counterclaim or set-off other than normal sales adjustments or allowances consistent with past practice; and all such Receivables are current and collectible in accordance with their respective terms, net of any reserve reflected in the Financial Statements.

         5.20. ACCOUNTS PAYABLE. All accounts and notes payable of Seller, whether reflected in the Financial Statements, or otherwise, with an invoice date prior to Closing shall be paid by Seller.

         5.21. CUSTOMERS AND SUPPLIERS. Seller has not received any indication from any customer or supplier (or otherwise has any reason to believe) that such customer or supplier will not continue as a customer or supplier of Buyer after the Closing.

         5.22. LABOR MATTERS. There are no collective bargaining agreements in effect between Seller and labor unions or organizations representing any employees of Seller. During the past seven years, there has been no request for collective bargaining or for an employee election from any employee, union or the National Labor Relations Board. Seller is in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There is no unfair labor practice complaint against Seller pending or threatened before the National Labor Relations Board or the United States Department of Labor. There is no labor strike, dispute, slowdown or stoppage in progress or threatened against or involving Seller. No question concerning representation has been raised or is threatened respecting the employees of Seller. No grievance or arbitration proceeding is pending and no claim therefor exists. No private agreement restricts Seller from relocating, closing or terminating any of its operations or facilities. Seller has not in the past five years experienced any labor strike, dispute, slowdown, stoppage or other labor difficulty.

         5.23. NO BREACH. Each arrangement (whether evidenced by a written document or otherwise and of whatever type) referred to in this Agreement, the Disclosure Letter or in any Schedule hereto under which Seller has any right, interest or obligation is in full force and effect; there have been no threatened cancellations thereof nor outstanding disputes thereunder, and Seller has not breached any provision of, nor does there exist any default in any Material respect under, or event (including the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) which is, or with the giving of notice or the passage of time or both would become, a breach or default in any Material respect under the terms of any such arrangement.

         5.24. PROFESSIONAL FEES. Except as set forth in Section 5.24 of the Disclosure Letter, Seller has not done anything to cause or incur any liability or obligation for investment banking, brokerage, finders, agents or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, and Seller does not know of any claim by anyone for such a fee, commission, expense or charge.

         5.25. CONSENTS AND APPROVALS. Seller has obtained or will have obtained on or before the Closing all consents, approvals, authorizations or orders of third parties, including Governmental Authorities, necessary for the authorization, execution and performance of this Agreement by Seller.

         5.26. PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made with Seller in reliance upon Seller's representation to Buyer, which by Seller's execution of this Agreement Seller hereby confirms, that the Common Stock to be purchased by Seller (the "Securities") will be acquired for investment for Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Seller further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. Seller has had the opportunity to ask questions of Buyer's officers and directors and to acquire such information about shares of Buyer's common stock and its business and financial condition as it has requested.

         5.27. RELIANCE UPON SELLER'S REPRESENTATION. Seller understands that the Common Stock is not registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Buyer's reliance on such exemption is predicated on the Seller's representations.

         5.28. RESTRICTED SECURITIES. Seller understands that the Common Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act and any applicable state securities laws or any exemptions therefrom, and that in the absence of an effective registration statement covering the Common Stock or an available exemption from registration under the Securities Act and any applicable state securities laws, the Common Stock must be held indefinitely. In particular, Seller is aware that the Common Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met and Seller receives an opinion of counsel that such conditions have been met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Buyer. Such information is not now available. Further any stock that is transferred pursuant to the restrictions in this Section 5.28, and distributed to Kevin Rittger, M.D., or other key employees of Seller, shall be subject to restrictions from sale for two years from the date of Closing. These restrictions shall lift after one year from Closing on 75% of the shares held by these people, and on the remaining 25% of the shares two years from Closing.

         5.29. LEGENDS. To the extent applicable, each certificate or other document evidencing any of the Common Stock shall be endorsed with the legends substantially in the form set forth below:

         (a) The following legend under the Securities Act:

             "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE BUYER HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE BUYER AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

         and the following legend:

         THE TRANSFERABILITY OF THE SHARES EVIDENCED BY THIS CERTIFICATE IS RESTRICTED BY THE PROVISIONS OF A SHAREHOLDERS' AGREEMENT ENTERED INTO BETWEEN THE HOLDER OF THIS CERTIFICATE AND THE COMPANY. A COPY OF THE SHAREHOLDERS' AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND MAY BE REVIEWED AT SUCH OFFICE UPON REQUEST.

         (b) Any legend imposed or required by applicable state securities laws.

                                   ARTICLE 6.
                     REPRESENTATIONS AND WARRANTIES BY BUYER

         Buyer hereby represents and warrants to Seller as follows:

         6.1. ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

         6.2. AUTHORIZATION. The Board of Directors of Buyer has taken, or will take prior to Closing, all action required by law, its Charter, its Bylaws and otherwise to authorize the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

         6.3. VALID AND BINDING AGREEMENT. This Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

         6.4. NO VIOLATION. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which Buyer is a party or by which it is bound;
(b) violate any provision of Buyer's Charter or Bylaws; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Buyer; or (d) violate any other contractual or legal obligation or restriction to which Buyer is subject.

         6.5. PROFESSIONAL FEES. Buyer has not done anything to cause or incur any liability for investment banking, brokerage, finders, agents or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution and performance of this Agreement or the consummation of the transactions contemplated hereby, and Buyer does not know of any claim by anyone for such a commission or fee.

         6.6. CONSENTS AND APPROVALS. Buyer has obtained or will have obtained prior to the Closing all consents, approvals, authorizations or orders of third parties, including Governmental Authorities, necessary for the authorization, execution and performance of this Agreement by Buyer.

                                   ARTICLE 7.
                     COVENANTS AND AGREEMENTS OF THE PARTIES

         7.1. CONDUCT OF BUSINESS PENDING THE CLOSING.

         (a) Seller will take such action as may be necessary to maintain, preserve, renew and keep in full force and effect the existence, rights and franchises of Seller, to preserve the business organizations of Seller intact, to keep available to Buyer Seller's officers and employees, and to preserve for Buyer the present relationships of Seller with its suppliers and customers and others having business relationships with respect to the Business.

         (b) Seller will not do or omit to do any act, or permit any act or omission to act, which may cause a breach of any Contract of Seller, or any breach of any representation, warranty, covenant or agreement made by Seller herein.

         (c) Seller will duly comply with all laws applicable to it and its business and operations and all Laws, compliance with which is required for the valid consummation of the transactions contemplated by this Agreement.

         (d) Seller will not (i) grant any increase in the wages or salary of any officer, employee or agent of Seller, except normal wage or salary increases for employees (other than officers and other management employees) in the ordinary course of business and consistent with past practice; (ii) by means of any bonus or pursuant to any plan or arrangement or otherwise, increase by any amount or to any extent the benefits or compensation of any such officer, employee or agent; (iii) enter into any employment agreement, sales agency or other contract or arrangement with respect to the performance of personal services which is not terminable by it without liability on not more than 30 days notice; (iv) enter into or extend any labor contract with any hourly-paid employees or any union; or (v) agree to take any such action.

         (e) Seller will not terminate or modify any lease, license, permit, contract or other agreement to which it is a party.

         (f) Seller will not mortgage, pledge or subject to lien or any other encumbrance, any of the Acquired Assets.

         (g) Seller will not enter into any transaction involving more than $10,000 or a commitment extending more than six months.

         (h) Seller will not directly or indirectly (through a representative or otherwise) solicit or furnish information to any prospective acquirers, commence negotiations with any other party or enter into any agreement with any other party concerning the sale of Seller's capital stock or assets or any part thereof, or involving the merger, consolidation, liquidation, dissolution, acquisition or combination of or share exchange with any other entity.

         (i) Seller will not make any cash distributions to its Shareholders.

         (j) Seller will not enter into any transaction outside the ordinary course of business.

         (k) Seller will not enter into any agreement to do any of the foregoing.

         7.2. ACCESS; FURTHER ASSURANCES.

         (a) After the execution of this Agreement and continuing until the Closing, Seller shall permit Buyer and its counsel, accountants, engineers and other representatives full access during normal business hours to all of the directors, officers, facilities, properties, books, contracts, commitments and records of or relating to Seller and will furnish Buyer and its representatives during such period with all such information concerning the affairs of Seller and such copies of such documents relating thereto, as Buyer or its representatives may request.

         (b) At any time and from time to time after the Closing, at Buyer's request and without further consideration, Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment, and delivery and confirmation and take such action as the Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Buyer and to place Buyer in possession and control of, and to confirm Buyer's title to, the Acquired Assets, and to assist Buyer in exercising all rights and enjoying all benefits with respect thereto.

         7.3. DISCLOSURE LETTER. Seller shall have the continuing obligation to supplement or amend promptly the Disclosure Letter being delivered pursuant to this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter.

         7.4. CONFIDENTIALITY. Subject to Section 7.5, whether or not the Closing occurs, each of the parties will treat in confidence all documents, materials and other information (including without limitation information relating to supply and sales agreements and relationships with third parties) disclosed by any other party, whether during the course of the negotiations leading to the execution of this Agreement or thereafter, in its investigation of the other parties and in the preparation of agreements, schedules and other documents relating to the consummation of the transactions contemplated hereby. If this Agreement is terminated, each of the parties will use its best efforts to return to the other party all originals and copies of nonpublic documents and materials, including summaries and compilations thereof, of the type provided for in this Section 7.4 which have been furnished in connection with this Agreement.

         7.5. PUBLIC STATEMENTS AND PRESS RELEASES. Prior to the Closing, no party will issue or cause the publication of any press release, public announcement, statement, acknowledgment or other public revelation (including any announcement to employees or customers of, or others having business dealings with, Seller, Buyer or any of them) with respect to this Agreement or the transactions contemplated hereby (a "Public Statement") without the prior consent of the other party to such Public Statement and its contents, which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit:

         (a) any party from issuing or causing publication of any Public Statement to the extent that such party determines such action to be required by applicable law, in which event the party making such determination will use reasonable efforts to allow the other party reasonable time to comment on such Public Statement in advance of its issuance, or

         (b) Buyer from engaging in discussions with customers, suppliers, employees, distributors and others engaging in business with Seller, provided that such discussions relate to Buyer's due diligence review or Buyer's conduct of the Business after Closing, and are not intended to result in general public statements or disclosures (or are not reasonably likely to have such effect).

         7.6. TAXES. Seller will be responsible for, and hereby agrees to assume and pay, all sales and similar Taxes which may be due to any jurisdiction or governmental body as a result of the sale and transfer of the Acquired Assets.

         7.7. CONSENTS AND APPROVALS. The parties shall, in a timely, accurate and complete manner, take all necessary corporate and other action and use all reasonable efforts to obtain all consents, approvals, permits, licenses and amendments of agreements required by such party to carry out the transactions contemplated in this Agreement.

         7.8. BULK SALES COMPLIANCE. Buyer hereby waives compliance by Seller with the provisions of the Bulk Sales Laws of any and all states, and Seller covenants and agrees to pay and discharge when due all claims, liabilities and related expenses which may be asserted against Buyer by reason of such noncompliance.

                                   ARTICLE 8.
                        CONDITIONS TO BUYER'S OBLIGATIONS

         All obligations of Buyer hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

         8.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Seller in this Agreement and the statements contained in the Disclosure Letter or in any instrument, list, certificate or writing delivered by Seller pursuant to this Agreement shall be true when made and at and as of the time of the Closing as though such representations and warranties were made at and as of the Closing.

         8.2. PERFORMANCE BY SELLER. Seller shall have performed and complied with all covenants, agreements, obligations and conditions required by this Agreement to be so complied with or performed.

         8.3. CERTIFICATES OF SELLER. Seller shall have delivered to Buyer a certificate, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof.

         8.4. OPINION OF COUNSEL FOR SELLER. Buyer shall have received an opinion of the Seller's counsel, Bill Zweifel, dated the Closing Date, in form and substance satisfactory to Buyer's counsel, Bass, Berry & Sims PLC, to the effect set forth in Exhibit C hereto.

         8.5. CONSENTS AND APPROVALS. Buyer shall have received from Seller executed counterparts of the consents referred to in Section 5.25 hereof, and all other consents required, for the consummation of the transactions contemplated hereby, all of which consents shall be in form and substance satisfactory to Buyer.

         8.6. RESOLUTIONS. Buyer shall have received from Seller copies of the resolutions of the Board of Directors and Shareholders of Seller authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Seller, and the consummation of the transactions contemplated hereby.

         8.7. LITIGATION. On the date of the Closing, Seller shall not be a party to, nor will there otherwise be pending or threatened, any judicial, administrative, or other action, proceeding or investigation which, if adversely determined might, in the opinion of Buyer, have a Material Adverse Effect upon the Business, the Acquired Assets, Buyer or the transactions contemplated hereby; and there shall be no Claim pending against Seller or Buyer seeking to enjoin, prohibit, restrain or otherwise prevent the transactions contemplated hereby.

         8.8. NO MATERIAL ADVERSE CHANGE; DUE DILIGENCE REVIEW. Since the date of this Agreement, there shall not have been any Material Adverse Effect. Because Buyer has not had an opportunity to review fully the Business as at the date of this Agreement, Buyer shall have a period of five (5) days from the date hereof in which to conduct a business financial and legal due diligence review of the properties, assets, results, operations, condition, suppliers, customers and prospects of Seller. In the event during such review, Buyer in good faith reasonably determines that such review has revealed information which either had not been previously fully disclosed to or known by Buyer (whether or not such disclosure was required by this Agreement), and would, if known to Seller as of the date of this Agreement, constitute a breach of this Agreement, or would otherwise have a Material Adverse Effect, then Buyer may terminate this Agreement by written notice thereof to Seller, in which case, no party will have any further obligations or liabilities in respect of this Agreement.

         8.9. NON-COMPETITION AGREEMENT. Key employees of Seller, including Kevin Rittger, M.D., shall have entered into a non-competition agreement with Buyer on substantially the terms and conditions set forth on Exhibit B hereto (the "Non-Competition Agreement").

         8.10. AUDIT. Seller's financial statement for the past three (3) fiscal years shall have been audited by a certified public accountant and to the satisfaction of Buyer and its auditors.

         8.11. AGREEMENT. Seller shall have entered into the Shareholders' Agreement, Voting Agreement and Co-Sale Agreement attached hereto as Exhibits E, F and G, respectively.

         8.12. PAYROLL TAXES. Seller shall have received notification from the Internal Revenue Service stating the exact amount owed by Seller for past due payroll taxes and interest and penalties thereon.

                                   ARTICLE 9.
                       CONDITIONS TO SELLER'S OBLIGATIONS

         All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

         9.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Buyer in this Agreement shall be true when made and at and as of the time of the Closing as though such representations and warranties were made at and as of such date.

         9.2. PERFORMANCE. Buyer shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be so complied with or performed.

         9.3. OFFICER'S CERTIFICATE. Buyer shall have delivered to Seller a Certificate of the Chief Executive Officer of Buyer, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 9.1 and
9.2 hereof.

         9.4. OPINION OF COUNSEL FOR BUYER. Seller shall have received an opinion of Buyer's counsel, Bass, Berry & Sims PLC, dated the Closing Date, in form and substance satisfactory to Seller's counsel, Bill Zweifel, to the effect set forth on Exhibit D hereto.

         9.5. RESOLUTIONS. Seller shall have received from Buyer a copy of the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Buyer, and the consummation of the transactions contemplated hereby.

                                   ARTICLE 10.
                                 INDEMNIFICATION

         10.1. INDEMNIFICATION BY SELLER. Seller hereby agrees to defend, indemnify and hold harmless Buyer, each fiduciary of Buyer's employee benefit plans and each of Buyer's shareholders, affiliates, officers, directors, employees, agents, successors and assigns ("Buyer's Indemnified Persons") and shall reimburse Buyer's Indemnified Persons for, from and against each claim, loss, liability, cost and reasonable expense (including interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Losses"), directly or indirectly relating to, resulting from or arising out of:

         (a) Any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or other obligation by or of Seller contained herein, any Schedule hereto, the Disclosure Letter or in any certificate, document or instrument delivered to Buyer pursuant hereto.

         (b) Any Tax liability of Seller relating to the Assets, the Business or employees of Seller, not previously paid, which is successfully asserted or assessed against it for any event or period prior to the Closing Date (regardless of whether the possibility of the assertion or assessment of any such Tax liability shall have been disclosed to Buyer at or prior to the Closing).

         (c) Any Losses suffered or incurred by Buyer by reason of the failure by Seller to comply with Bulk Sales Laws.

         (d) Any other Loss related to any of the foregoing.

         10.2. INDEMNIFICATION BY BUYER. Buyer hereby agrees to defend, indemnify and hold harmless Seller, and shall reimburse Seller for, from and against Losses directly or indirectly relating to, resulting from or arising out of:

         (a) Any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or other obligation by Buyer contained herein or in any certificate, document or instrument delivered to Seller pursuant hereto.

         (b) Any other Loss related to the foregoing.

         10.3. PROCEDURE.

         (a) The indemnified party shall promptly notify the indemnifying party of any Claim, demand, action or Proceeding for which indemnification will be sought under Sections 10.1 or 10.2 of this Agreement, and, if such Claim, demand, action or Proceeding is a third party Claim, demand, action or Proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The failure to provide such prompt notice shall not affect the indemnification provided hereunder except to the extent, if any, the indemnifying party shall have been actually prejudiced as a result of such delay or failure. Should the indemnifying party assume the defense of such a third party Claim, demand, action or Proceeding or should the indemnified party unreasonably withhold its consent to the assumption by the indemnifying party of the defense of any Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party Claim, demand, action or Proceeding, it being understood that the indemnifying party shall control any defense assumed by the indemnifying party. In connection with any such third party Claim, demand, action or Proceeding, Buyer and Seller shall cooperate with each other and provide each other with access to and retain all relevant books and records in their possession. No such third party Claim, demand, action or Proceeding shall be settled without the prior written consent of the indemnified party. If a firm written offer is made to settle any such third party Claim, demand, action or Proceeding and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party Claim, demand, action or Proceeding; and
(ii) the maximum liability of the indemnifying party relating to such third party Claim, demand, action or Proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party Claim, demand, action or Proceeding is greater than the amount of the proposed settlement. Whether or not the indemnifying party shall have assumed the defense of any such third party Claim, action, demand or Proceeding, no indemnified party shall admit any liability with respect to, or settle, compromise or discharge any such Claim, demand, action or Proceeding without the indemnifying party's prior written consent, which shall not be unreasonably withheld.

         Buyer and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify any other person hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. In the event that Buyer or Seller shall fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary herein, the other party shall not be required to indemnify any person for any Losses that could reasonably be expected to have been avoided if Buyer or Seller, as the case may be, had made such efforts.

         (b) Except as hereafter set forth, (i) neither Seller nor Buyer shall have any liability under this Article 10 unless the aggregate of all Losses to which the party who shall be entitled to indemnification exceeds, on a per claim or per liability basis, an amount equal to $10,000 (exclusive of legal and other expenses) in which event the indemnifying party shall be liable for all Losses in excess of $10,000; (ii) in no event shall the aggregate liability of Seller or Buyer under this Article 10 exceed $1,000,000, except for Losses incurred by Buyer resulting from a breach by Seller of its representations made pursuant to
Section 5.13 or from any Claim made by a Governmental Authority or other third party relating to Seller's operation of the Business prior to the Closing Date.

         (c) Indemnification claims shall be reduced by and to the extent (i) that an indemnitee shall actually receive proceeds under insurance policies, risk sharing pools, or similar arrangements specifically as a result of, and in compensation for, the subject matter of an indemnification claim by such indemnitee, and (ii) indemnitee's available net tax benefits directly attributable to Losses incurred in connection with any such claim.

         (d) Entitlement to indemnification pursuant to this Article 10 shall be conditioned upon claims in respect thereof being submitted, if at all, to the party from whom indemnification is sought within 12 months from and after the Closing Date, except that Buyer may give notice of and may make a claim relating to (i) a breach by Seller of its representations made pursuant to Section 5.13 hereof at any time prior to 90 days after the expiration of the appropriate statute of limitations with respect thereto, (ii) any Claim made by a Governmental Authority or other third party relating to Seller's operation of the Business prior to the Closing Date at any time, and (iii) Seller's ownership of the Acquired Assets at any time.

                                   ARTICLE 11.
                           SURVIVAL OF REPRESENTATIONS

         11.1. SURVIVAL OF REPRESENTATIONS. All representations, warranties, covenants and agreements by the parties contained in this Agreement shall survive the Closing for a period of two years.

         11.2. STATEMENTS AS REPRESENTATIONS. All statements contained in the Disclosure Letter or in any certificate, Schedule, list, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties for all purposes of this Agreement.

         11.3. REMEDIES CUMULATIVE. The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

                                   ARTICLE 12.
                            TERMINATION OF AGREEMENT

         This Agreement may be terminated at any time prior to the Closing:

         (a) By mutual agreement of Seller and Buyer.

         (b) By Buyer, upon ten (10) days' prior written notice to Seller if there has been a Material violation or breach by the Seller of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing, or if any of the conditions set forth in Article 8 hereof have not been satisfied by the Closing or have not been waived in writing by Buyer.

         (c) By Seller, upon ten (10) days' prior written notice to Buyer if there has been a Material violation or breach by the Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing, or if any of the conditions set forth in Article 9 hereof have not been satisfied by the Closing or have not been waived in writing by Seller.

         (d) By Buyer pursuant to Section 8.7 hereto.

         (e) By either Buyer or Seller if the transactions contemplated by this Agreement shall not have been consummated on or before February 29, 2000.

         (f) By either Buyer or Seller if the other makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy or seeks or consents to any reorganization or similar relief under any present or future bankruptcy act or similar law, or is adjudicated a bankrupt or insolvent, or if a third party commences any bankruptcy, insolvency, reorganization or similar proceeding involving the other.

                                   ARTICLE 13.
                                  MISCELLANEOUS

         13.1. EXPENSES. All fees and expenses incurred by Seller, including without limitation legal fees and expenses, in connection with this Agreement will be borne by Seller and all fees and expenses incurred by Buyer, including without limitation, legal fees and expenses, in connection with this Agreement will be borne by Buyer. If this transaction is not consummated, all expenses relating to the audit of Seller shall be borne by Seller.

         13.2. ASSIGNABILITY; PARTIES IN INTEREST.

         (a) Buyer may assign any or all of its rights hereunder to any affiliate or any direct or indirect subsidiary of Buyer, and Buyer shall advise Seller of any such assignment and shall designate such party as the assignee and transferee of the Assets purchased. Any such assignee shall assume all of Buyer's duties, obligations and undertakings hereunder, but the assignor shall remain liable hereunder.

         (b) Seller may not assign, transfer or otherwise dispose of any of its rights hereunder without the prior written consent of Buyer.

         (c) All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, successors, assigns and legal or personal representatives of the parties hereto, provided that the rights and obligations under all licenses and trademarks hereunder shall under no circumstances be assignable.

         13.3. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including the Disclosure Letter, exhibits, Schedules, lists and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by all parties or their respective heirs, successors, assigns or legal personal representatives. Any condition to a party's obligations hereunder may be waived but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same.

         13.4. HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

         13.5. SEVERABILITY. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

         13.6. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by electronic facsimile transmission, cable telegram, telex, or other standard form of telecommunications or mailed (by overnight courier or registered or certified mail, postage prepaid, return receipt requested) as follows:

         If to Seller:

         Emergency Medicine Internetwork, Inc.
         1301 Regents Park Road, Suite 204
         Houston, TX 77058
         Attn: Kevin Rittger, M.D.
         Facsimile: (281) 280-0285

         with a copy to:

         William R. Zweifel, Esq.
         One Greenway Plaza
         Suite 100
         Houston, TX  77046
         Facsimile: (713) 627-2498

         If to Buyer:

         HealthStream, Inc.
         209 10th Avenue South, Suite 450
         Nashville, TN 37203
         Attn: Aaron Broad
         Facsimile: (615) 301-3200

         with a copy to:

         Bass, Berry & Sims PLC
         2700 First American Center
         Nashville, Tennessee  37238
         Attn: Laura R. Brothers, Esq.
         Facsimile: (615) 742-6818
or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

         13.7. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee, without regard to its conflict of laws rules.

         13.8. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, with the same effect as if the signatories executing the several counterparts had executed one counterpart, provided, however, that the several executed counterparts shall together have been signed by Buyer and Seller. All such executed counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Buyer and by Seller on the date first above written.


         BUYER:

         HEALTHSTREAM, INC.


         By: /s/ Robert A. Frist, Jr.
             --------------------------------

         Title: Chief Executive Officer
               ------------------------------


         SELLER:

         EMERGENCY MEDICINE INTERNETWORK, INC.

         By: /s/ Kevin Rittger
             --------------------------------

         Title: President
               ------------------------------

                                  SCHEDULE 3.2
                      ORGANIZATIONS QUALIFYING FOR EARN OUT



ORGANIZATION                                                      CONTRACT VALUE
--------------------------------------------------------------------------------
Lennoway Community Ambulance                                            $ 27,000
Lansing Fire Department                                                 $ 22,500
City of Baytown                                                         $  8,342
GPU                                                                     $ 26,730
Trans Ocean Offshore                                                    $ 22,500
Compaq                                                                  $  8,464
Austin City EMS                                                         $ 85,050
Rural Metro North Texas                                                 $ 25,125
                                                                       ---------
TOTAL                                                                   $225,711


                                    EXHIBIT A

                                Escrow Agreement

                                    EXHIBIT B

                            Non-Competition Agreement

                                    EXHIBIT C

                           Opinion of Seller's Counsel

                                    EXHIBIT D

                           Opinion of Buyer's Counsel

                                    EXHIBIT E

                             Shareholders' Agreement

                                    EXHIBIT F

                                Voting Agreement

                                    EXHIBIT G

                                Co-Sale Agreement